Exhibit 5.3

January 14, 2021

MercadoLibre, Inc.
Pasaje Posta 4789, 6th floor,
Buenos Aires, Argentina
C1430EKG

Ladies and Gentlemen:

We have acted as special Brazilian counsel to Ebazar.Com.Br Ltda., Ibazar.Com Atividades de Internet Ltda., Mercado Envios Serviços de Logística Ltda. and Mercadopago.Com Representações Ltda., limited liability companies (Ltda.) organized under the laws of Brazil (the “Guarantors”), all subsidiaries of MercadoLibre, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (Registration Nos. 333-251835, 333-251835-01, 333-251835-02, 333-251835-03, 333-251835-04, 333-251835-05, 333-251835-05, 333-251835-06, 333-251835-07, 333-251835-08, 333-251835-09) (including the documents incorporated by reference therein, but excluding Exhibit 25.1, the “Registration Statement”) filed by the Company and the additional registrants identified therein, including the Guarantors (the “Additional Registrants”) and the prospectus, dated December 30, 2020, as supplemented by the prospectus supplement, dated January 7, 2021 (together, the “Prospectus”), relating to the Company’s offering of $400,000,000 aggregate principal amount of 2.375% Sustainability Notes due 2026 (the “Sustainability Notes”) and $700,000,000 aggregate principal amount of 3.125% Notes due 2031 (the “2031 Notes” and together with the Sustainability Notes, the “Debt Securities”) and the Additional Registrants’ guarantees relating to the Debt Securities (the “Guarantees,” and together with the Notes, the “Securities”).

The Securities were issued pursuant to an indenture  dated as of January 14, 2021 (the “Base Indenture”), as amended and supplemented by the first supplemental indenture dated as of January 14, 2021 (the “First Supplemental Indenture”, and together with the “Base Indenture”, the “Indenture”) entered into among the Company, the Additional Registrants and The Bank of New York Mellon Trust Company, N.A., as trustee, registrar, paying agent and transfer agent (the “Trustee”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;
(b)	the Prospectus and the documents incorporated by reference therein;
(c)	executed copies of the Base Indenture and the First Supplemental Indenture;
(d)	facsimile copies of the Debt Securities in global form as executed by the Company and authenticated by the Trustee;
(e)	the Guarantors’ articles of association; and
(f)	such other documents, records and matters of law as we have deemed necessary.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.	The Guarantors are validly existing, have the powers to grant the Guarantees and have taken the required steps to authorize entering into the Guarantees under the laws of Brazil.
2.	The Guarantees have been validly issued under the Indenture and are valid, binding and enforceable obligations of the Guarantors.

We have assumed that the Guarantors have satisfied the legal requirements that are applicable to them under applicable law other than the law of Brazil to the extent necessary to make the Indenture, the Debt Securities and the Guarantees, as the case may be, enforceable against them. We have also assumed that each of the Company and the Trustee has satisfied the legal requirements that are applicable to it under applicable law other than the law of Brazil to the extent necessary to make the Indenture enforceable against it.

The foregoing opinions are limited to the laws of Brazil.

We hereby consent to the use of our name in the Prospectus under the heading “Legal Matters”, as counsel for the Guarantors that has passed on the validity of its Guarantees under Brazilian law, and to the filing of this opinion as  Exhibit 5.3 to the Company’s Current Report on Form 8-K dated January 14, 2021. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein. Cleary Gottlieb Steen & Hamilton LLP may rely upon this opinion in rendering their opinion to the Company and the Additional Registrants.

/s/ Alexandre Verri
Veirano Advogados